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                  CILCORP INC. AND SUBSIDIARIES           Exhibit B
                  FOR YEAR ENDED DECEMBER 31, 2000      Page 1 of 1
                  (Thousands of Dollars)

                  Total Assets                                     1,948,276

                  Total Operating Revenues                           723,514

                  Net Income                                          11,385


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